Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS;
QUARTERLY DIVIDEND DECLARED

PITTSBURGH, November 12, 2008 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh or FHLBank) today announced financial results for third quarter 2008, along with the Board of Directors’ declaration of a quarterly dividend of 2.35 percent annualized. Net income for the quarter ended September 30, 2008, was $96.8 million; for the nine months ended September 30, 2008, net income was $207.3 million.

Balance Sheet Highlights
Total loans to members (traditionally called advances) increased $3.7 billion, or 5.4%, to $72.5 billion at September 30, 2008, compared to $68.8 billion at December 31, 2007. The rapid growth of the advances portfolio experienced during the last six months of 2007 slowed during the first six months of 2008; however, the portfolio grew again during the third quarter of 2008. The total loans to members portfolio continued to be weighted in short- and mid-term advances, primarily to the largest borrowing members.

“In a quarter that will be remembered for extraordinary market events, we continued to perform our mission day in and day out,” said John R. Price, President and Chief Executive Officer. “Our members continue to rely on us as a key source of liquidity during these uncertain times.”

At September 30, 2008, total assets were $98.6 billion, a decrease of $2.3 billion, or 2.3%, from $100.9 billion at December 31, 2007. Total capital at September 30, 2008, was $4.6 billion, up slightly from $4.3 billion at December 31, 2007. Retained earnings were $382.0 million at September 30, 2008, an increase of $85.7 million, or 28.9%, from $296.3 million at December 31, 2007. FHLBank has identified the building of both capital and retained earnings as prudent management actions, particularly during the current market turmoil.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Third Quarter 2008 Results – page two

Operating Results
Net income for the quarter ended September 30, 2008, was $96.8 million, an increase of $32.6 million, or 50.8%, compared to $64.2 million for the quarter ended September 30, 2007. The earnings increase was primarily driven by $71.4 million in gains on derivatives and hedging activities, which more than offset a $21.9 million decrease in net interest income and a $2.8 million increase in provision for credit losses. The net gains on derivatives and hedging activities were primarily the result of actions taken by FHLBank to manage its risk position in the wake of the bankruptcy filing of Lehman Brothers Holdings Inc. Return on average capital increased to 8.99% in the third quarter of 2008, from 6.60% in the same year-ago period. Third quarter 2008 net income resulted in earnings per share of $2.43, compared to $1.79 in the third quarter 2007. These operating results enabled FHLBank Pittsburgh to set aside $10.8 million for affordable housing programs next year, compared to $7.1 million set aside in the same period in 2007.

Net income for the nine months ended September 30, 2008, was $207.3 million, compared to $170.1 million for the same period in 2007, an increase of $37.2 million, or 21.9%. Return on average capital for the nine months ended September 30, 2008, was 6.36% compared to 6.46% in the same year-ago period. Earnings per share for the nine months ended September 30, 2008 was $5.12, compared to $5.23 for the nine months ended September 30, 2007. Year-to-date 2008, FHLBank has set aside $23.1 million for affordable housing programs next year, compared to $18.9 million set aside in the same nine-month period in 2007.

Because of the non-recurring nature of the derivatives and hedging gains resulting from the Lehman-related transactions this period, FHLBank believes that presentation of adjusted non-GAAP financial measures provides a greater understanding of ongoing operations and enhances comparability of results in prior periods.

As detailed in the table below, third quarter 2008 adjusted (non-GAAP) net income excluding the impact of the Lehman-related transactions was $46.5 million, a decrease of $17.7 million, or 27.6%, from third quarter 2007. This decrease was primarily driven by lower net interest income and a higher provision for credit loss. Adjusted return on average capital was 4.32% in the third quarter of 2008, down from 6.60% in the third quarter of 2007.

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FHLBank Pittsburgh Reports Third Quarter 2008 Results – page three

For the nine months ended September 30, 2008, adjusted (non-GAAP) net income excluding the impact of the Lehman-related transactions was $157.0 million, a decrease of $13.1 million, or 7.7%, from the nine months ended September 30, 2007. Adjusted return on average capital for the nine months ended September 30, 2008, was 4.82%, down from 6.46% for the same prior-year period. Additional information regarding the Lehman-related transactions is available in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FHLBank Pittsburgh’s third quarter 2008 Form 10-Q filing.

Statement of Operations
Reconciliation of GAAP Earnings to Adjusted Earnings
to Exclude Impact of Lehman-Related Transactions

	Three months ended			Nine months ended
	September 30, 2008			September 30, 2008
	GAAP	Lehman	Adjusted	GAAP		Adjusted
(in millions)	Earnings	Impact	Earnings	Earnings	Lehman Impact	Earnings
Net interest income before provision for credit losses	$74.1	$1.6	$75.7	$252.4	$1.6	$254.0
Provision for credit losses	2.1	—	2.1	5.5	—	5.5
Other income, excluding net gains on derivatives and hedging activities	2.0	—	2.0	4.9	—	4.9
Net gains on derivatives and hedging activities	71.4	(70.1)	1.3	75.1	(70.1)	5.0
Other expense	13.6	—	13.6	44.7	—	44.7

Income before assessments	131.8	(68.5)	63.3	282.2	(68.5)	213.7
Assessments	35.0	(18.2)	16.8	74.9	(18.2)	56.7

Net income	$96.8	$(50.3)	$46.5	$207.3	$(50.3)	$157.0

Earnings per share	$2.43	$(1.26)	$1.17	$5.12	$(1.24)	$3.88

Return on average capital	8.99%	(4.67)%	4.32%	6.36%	(1.54)%	4.82%
Return on average assets	0.40%	(0.21)%	0.19%	0.28%	(0.07)%	0.21%

Dividend Announcement
Based on third quarter 2008 results, and in light of non-recurring gains and FHLBank’s continued focus on building retained earnings, the Board of Directors declared a quarterly dividend of 2.35 percent annualized. The dividend will be calculated on stockholders’ average balances during the period July 1, 2008 to September 30, 2008, and will be credited to stockholders’ accounts on Monday, November 17, 2008.

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FHLBank Pittsburgh Reports Third Quarter 2008 Results – page four

Detailed financial information is available in FHLBank Pittsburgh’s third quarter 2008 Form 10-Q filing and 2007 Form 10-K, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, 2008, it had 331 members in its district of Delaware, Pennsylvania and West Virginia and approximately $99 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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